EXHIBIT 10.1

LICENSE AGREEMENT

THIS AGREEMENT shall be effective on the last date of execution hereof and is by and between Sontra Medical Corporation, a Minnesota corporation having a principal place of business at 10 Forge Parkway, Franklin, MA 02038 (herein referred to as “LICENSOR”); and Bayer Healthcare LLC, a Delaware Limited Liability Company, acting through its Diagnostics Division and having a principal place of business at 511 Benedict Avenue, Tarrytown, New York 10591, USA (herein referred to as “BAYER”).

WHEREAS, LICENSOR owns certain patent rights and possesses certain know-how relating to the transdermal collection of analytes by ultrasonic techniques;

WHEREAS, BAYER desires to be granted a worldwide right and license under such patent rights and know-how to develop and commercialize products and processes; and

WHEREAS, LICENSOR is willing to grant such a right and license under the terms hereof;

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1    “Test” shall mean a commercially viable system for the determination of glucose concentration in body fluid which glucose is obtained using ultrasonic techniques.

1.2    “Patent Rights” shall mean any and all patent applications and granted patents anywhere in the world which now or hereafter are owned or controlled by LICENSOR, which are listed in Exhibit A together with any and all continuations, continuations-in-part, additions, and divisions thereof, and any and all patents issuing from the aforesaid patent applications, and any reissues, reexaminations, renewals, extensions, and substitutions of such patents.

1.3     “Know-How” shall mean any and all technical, marketing or other commercial information or materials owned by controlled by LICENSOR as of the effective date hereof or thereafter, whether or not patentable, relating to a Test which is not generally known to the public and which is necessary or useful for BAYER and its sublicensees to develop, manufacture, use and/or sell any Licensed Product or Process hereunder.

1.4    “Licensed Product or Process” shall mean any and all products or processes for performing a Test which embodies Know-How or whose manufacture, use, import, or sale, except for the licenses granted hereunder, would constitute an infringement of a Valid Claim in Patent Rights.

1.5    “Net Sales” shall mean invoiced price for sales of Licensed Products or Processes less (a) actual credited allowances to customers for spoiled, damaged, outdated or returned Licensed Products or Processes, (b) retroactive price reductions, and (c) trade, cash or quantity discounts (d) commissions paid to distributors or agents, (e) any taxes or other governmental charges levied or measured or both by sales and indicated in the billing price whether or not absorbed by the customer, and (f) five-percent (5%) to cover transportation, insurance and handling costs. Net Sales shall include all sales of a Licensed Product or Processes by BAYER or a sublicensee of BAYER in the ordinary course of business but shall exclude sales for experimental, test market, or promotional purposes. A sale shall be deemed to have been made when such transaction is invoiced to a third party customer. Sales of Licensed Product or Process between or among divisions and/or affiliated companies of BAYER shall not be included in Net Sales; however, sales of such Licensed Product by such division or affiliated company to a third party shall be included in Net Sales.

1.6    “First Commercial Sale” shall mean the first sale of the first Licensed Product sold by BAYER or a sublicensee of BAYER anywhere in the world in the ordinary course of business to a third party, excluding any sale for experimental, test marketing, or promotional purposes.

1.7    “Valid Claim” shall mean a claim of any active, unexpired patent which has not been withdrawn, canceled, or disclaimed, or held invalid or unenforceable by a court or other tribunal of competent jurisdiction in a decision from which an appeal has not or cannot be made.

1.8    “Affiliate” shall mean any corporation or other business entity controlled by, controlling, or under common control with the affected party, wherein control means direct or indirect ownership of at least forty-percent (40%) of the voting stock, or at least forty-percent (40%) interest in the income, of such corporation or other business entity, or in either case the maximum amount allowed by local law.

1.9    “Field of Use” shall mean the area of determination of glucose concentration in body fluid which glucose is obtained using ultrasonic techniques.

ARTICLE 2

WORLD WIDE LICENSE TO BAYER

2.1    Grant—LICENSOR hereby grants to BAYER an exclusive worldwide right and license under the Patent Rights and Know-How in the Field of Use, with the right to grant sublicenses, to make, have made, use, import, and sell any Licensed Products and/or Processes during the term hereof.

2.2    Related Know-How—Upon execution of this Agreement by BAYER, LICENSOR hereby grants BAYER an exclusive license to use, and LICENSOR shall provide BAYER with all information and materials related to Patent Rights and/or Know-How as may be known or controlled by LICENSOR and as may be reasonably necessary or desirable for BAYER to exploit the licenses granted under Paragraph 2.1.

ARTICLE 3

BAYER LICENSE RIGHTS AND CONSIDERATION FOR WORLD WIDE LICENSE

3.1    Payment of License Fee—In consideration for the license granted hereunder, BAYER shall pay LICENSOR a non-refundable licensing fee of One Million Five Hundred Thousand U.S. Dollars ($1,500,000) no later than January 15, 2004 provided that LICENSOR satisfies each of the following conditions prior to such date: (a) LICENSOR is granted an exception by the Nasdaq Listing Qualifications Panel from the Nasdaq SmallCap Market’s minimum $2.5 million stockholders’ equity continued listing requirement as a result of a Nasdaq delisting panel hearing scheduled for the end of July, 2003 in connection with a delisting notice Sontra received on June 18 2003; (b) LICENSOR demonstrates by signed, irrevocable agreement(s) with a third party or parties that it has received an additional minimum of $1,500,000 in financing from the third party or parties and a bank statement dated on or about November 30, 2003 showing at least $1,500,000 has been deposited in LICENSOR’S bank account, and (c) LICENSOR has stockholders’ equity on September 30, 2003 of at least $2.5 million, as evidenced by an officer’s certificate of LICENSOR to such effect delivered to BAYER on or after January 1, 2004.

i)    BAYER shall enter into one or more agreements (“the Joint Development Agreement(s)”) with LICENSOR to jointly continue development of the Licensed Product or Process through completion of Phase 3 (BAYER and Licensor will complete a work plan during Phase 3 that will validate the final design and manufacturing procedures as well as conducting the pivotal clinical trials required for regulatory approval) of the BAYER PACE process, and make a $3,000,000 milestone payment at the end of Phase 1 (as defined by the BAYER PACE process) to LICENSOR in addition to the non-refundable $1,500,000 license fee. Once BAYER has completed development of the Licensed Product or Process through Phase 3, BAYER will retain a world-wide exclusive license to the Patent Rights and Know-How in the Field of Use and a right of first refusal to those exclusive rights in other applications within the realm of diagnostics; i.e., any and all diagnostic uses outside the Field of Use, and LICENSOR cannot convert BAYER’s right to a co-exclusive right if BAYER subsequently decides to terminate this

Agreement. In Phase 2 of the Joint Development, Bayer and LICENSOR will agree upon exclusive royalty and manufacturing supply terms and future milestone payments to the LICENSOR related to FDA approval and sales.

ii)    If BAYER decides to terminate the joint development anticipated in paragraph i) above, at any time after paying the $1,500,000 license fee, BAYER’s license right will cease to be an exclusive right and Bayer will be granted a world-wide co-exclusive (BAYER and one other party which may be LICENSOR or its licensee), non-cancelable license to the Patent Rights and Know-How for which BAYER will pay LICENSOR or its successor in interest a royalty (commencing with the First Commercial Sale) of 1% of Net Sales by BAYER (or any sublicensee) of any Licensed Product or Process which utilize the Patent Rights and Know-How until the expiration of the last to expire of the patents encompassed in the Patent Rights. BAYER shall have the right to grant sublicenses under the co-exclusive license.

iii)    If LICENSOR at any time during the term of this Agreement discontinues its operations for any reason, including bankruptcy (as that term is used in Art. 8.6) or chooses to discontinue its development work on Licensed Product or Process BAYER will receive, and is hereby granted, a fully paid up, exclusive license under the Patent Rights and Know-How in the Field of Use.

iv)    If BAYER decides to terminate the joint development anticipated in paragraph (i) above, and so requests, LICENSOR or its successor in interest (such as an entity which acquires LICENSOR) will negotiate a commercially reasonable manufacturing agreement with BAYER under which it will agree to supply BAYER with the SonoPrep ultrasonic skin preparation component of LICENSOR’s continuous glucose monitoring system.

3.2    Effect of Invalidation of Patent Rights—If one or more claims in a patent in the Patent Rights which covers any Licensed Product or Process is held invalid by a court or patent tribunal leaving no other Valid Claim in Patent Rights covering such Licensed Product in a particular country, than all royalty due under Subparagraph 3.1(ii) for sales in such country based on such invalid claim or claims shall cease immediately; provided, however, that if such Licensed Product or Process embodies licensed Know-How, royalty shall be paid at the rate of 0.5% of Net Sales for a period equal to the unexpired life of the Patent Rights in question had their claims not been invalidated.

3.3    Deduction of Royalty Due Third Parties—If the manufacture, use or sale of a Licensed Product or use of a Licensed Process infringes a patent held by a third party to whichBayer has to make royalty payments, BAYER and its sublicensees shall have the right to reduce the royalties paid to LICENSOR by the amount they pay with a maximum reduction of fifty-percent (50%) of any royalty due LICENSOR on account of sales of such Licensed Product or Process, for any royalty paid by BAYER or its sublicensees, respectively, to such third party in order to continue the manufacture, use and sale of such Licensed Product or Process.

3.4    Most Favored Licensee—LICENSOR shall, within thirty (30) days of granting a license to a third party co-exclusive Licensee to make, have made, use or sell any Licensed Product or use any Licensed Process under Art. 3.1(ii) hereof provide BAYER with a complete and unedited copy of the license agreement with such third party. If BAYER determines that the terms and conditions of such other license are more favorable than those of this Agreement, the more favorable terms and conditions of such other license shall, upon notification by BAYER to LICENSOR and effective as of the date of such other license agreement, be substituted for the corresponding terms and conditions of this Agreement.

3.5    Enforcement by BAYER—If BAYER is an exclusive Licensee under the provisions of Article 3.1, it shall have the right to conduct litigation to enforce its licensed Patent Rights and to consult with LICENSOR in the prosecution of any Patent applications within the Patent Rights. Bayer is entitled to receive and retain and is hereby assigned and granted by LICENSOR the right to receive and retain the proceeds or other benefits of any such action. In the event that there is a co-exclusive licensee other than SONTRA, LICENSOR agrees that the right to conduct litigation and consultation in prosecution will be controlled by BAYER. LICENSOR will assure that the co-exclusive LICENSEE agrees to this provision as part of its License Agreement.

ARTICLE 4

RECORDS AND PAYMENTS

4.1    Records—BAYER and its sublicensees shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder. Such records for a particular calendar year shall be maintained for a minimum of three (3) years after the close of such calendar year.

4.2    Audit of Records—BAYER and its sublicensees shall, upon request of LICENSOR, permit an independent certified public accountant (“CPA”) selected and retained by LICENSOR and reasonably acceptable to BAYER, to have access, during ordinary business hours but not more than once each calendar year and with thirty (30) days prior written notice, to such records as may be necessary to determine either the accuracy of any report or the sufficiency of any payment made under this Agreement for the three (3) year period immediately preceding the date of inspection. Such CPA shall be obligated to keep all information obtained from BAYER in such audit strictly confidential and to report to LICENSOR, with a contemporaneous copy to BAYER, only that information necessary to verify the calculation of amounts due hereunder. Any under-payment or over-payment of royalties by BAYER, as properly determined by the CPA, shall be promptly paid by BAYER to LICENSOR or reimbursed by LICENSOR to BAYER, respectively; provided however, that in the event any such payment or reimbursement is not promptly made for any reason, the party entitled to receive the payment shall have the immediate right to recoup such amount from any present or future payment owed under this Agreement.

4.3    Quarterly Reports and Payments—On or before sixty (60) days after March 31, June 30, September 30 and December 31 of each year throughout the term of this Agreement and commencing after the date of First Commercial Sale, BAYER and its sublicensees shall deliver to LICENSOR a quarterly written statement of account of Net Sales of Licensed Product and a calculation of the royalty due LICENSOR. Payment of such royalty due shall accompany such report.

4.4    Currency—All royalties due hereunder shall be payable in United States Dollars. All royalty due for sales in countries foreign to the United States shall be converted (for the purposes of calculation only) into equivalent United States Dollars in accordance with the methods used for internal financial reporting purposes within BAYER.

4.5    Local Restrictions—Payment of royalties on sales of Licensed Product or Process shall be subject to any restrictions imposed by the local government. If foreign exchange is not freely available, LICENSOR shall have the option to accept payment in the currency of the country from which royalty is due. In the event that local law restricts such royalty payment, the royalty due shall be paid to the extent permitted by local law.

4.6    Withholding Taxes—Any income or other taxes which BAYER is required by law or regulation to pay or withhold on behalf of LICENSOR with respect to royalties and any other monies payable to LICENSOR under this Agreement shall be deducted from the amount of such payments, royalties and other monies due to LICENSOR and paid to the relevant competent taxing authority. BAYER shall furnish LICENSOR with proof of such payments. BAYER shall promptly provide LICENSOR with a certificate or other documentary evidence to enable LICENSOR to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by BAYER. BAYER and LICENSOR will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable BAYER to make such payments to LICENSOR without any deduction or withholding, if possible.

ARTICLE 5

WARRANTY OF TITLE AND FREEDOM-TO-USE

5.1    Clear Title—LICENSOR represents and warrants that it holds the necessary right, title and interest in the Patent Rights and Know-How to perform its obligations under this Agreement, and that it has the unrestricted right and power to enter into this Agreement and to grant the licenses provided hereunder to BAYER without conflict or creating breach or default of any law, order of a court or governmental agency, contract, or other obligation with any third party.

5.2    Validity and Noninfringement—LICENSOR represents and warrants, to the best of its knowledge and belief, that all claims in Patent Rights are valid and enforceable. LICENSOR shall promptly notify BAYER if it should come into possession of any information during the term hereof which could adversely impact the validity or enforceability of any claim in Patent Rights.

5.3    Freedom-to-Use—LICENSOR represents and warrants, to the best of its knowledge and belief, that no third party patent or other intellectual property exist which are superior or dominant to the rights licensed to BAYER hereunder or that would otherwise impair or prevent BAYER from fully exercising such rights. LICENSOR shall promptly notify BAYER if it should come into possession of any information during the term hereof which could adversely impact the freedom of BAYER to manufacture, have manufactured, use or sell Licensed Products or Processes. In the event that BAYER is charged with infringement of intellectual property rights owned by any third party due to its exercise of its rights under this License LICENSOR agrees to indemnify and hold harmless BAYER from any resulting litigation. If LICENSOR fails to indemnify BAYER from any resulting litigation and/or fails to reimburse BAYER for the cost of such litigation, or any part thereof, as and when requested by BAYER, BAYER may deduct and/or offset such right to indemnification from any future royalty payments due to LICENSOR.

ARTICLE 6

CONFIDENTIALITY

6.1    General Obligation and Writing Requirement—All information and materials exchanged between the parties under this Agreement shall be deemed Confidential Matter and subject to the obligations set forth in this Article 6, provided that, in order for information and materials exchanged between the parties to be considered Confidential Matter and subject to the obligations of this Article 6, such must be presented in writing and designated “Confidential”, or words to the same effect, or if first presented orally or visually, confirmed in writing designated “Confidential”, or words to the same effect, and delivered to the receiving party within thirty (30) days of its first oral or visual disclosure.

6.2    Nondisclosure and Nonuse—Confidential Matter shall not be disclosed to any third party, or used for the benefit of any third party, except as expressly provided herein.

6.3    Agreement Terms—The terms of this Agreement, including all exhibits, shall be considered Confidential Matter.

6.4    Exclusions—The obligations of confidentiality and nonuse of this Article shall not apply to information:

(a)    which was or is known by the receiving party prior to receipt from the disclosing party as evidenced by documents in the possession of the receiving party at the time of disclosure,

(b)    which, after receipt from the disclosing party, is disclosed to the receiving party by a third party having the legal right to do so,

(c)    which is available to the public at the time of receipt from the disclosing party,

(d)    which becomes available to the public after receipt from the disclosing party through no fault of the receiving party,

(e)    which is developed by the receiving party independently of information received from the disclosing party,

(f)    which is required, in the opinion of legal counsel of BAYER, to be disclosed for securing approval of governmental health regulatory agencies, including but not limited to the U.S. Food and Drug Administration, to market Licensed Products,

(g)    which is required, in the opinion of legal counsel of BAYER to be disclosed for the filing of patent applications,

(h)    which is reasonably necessary to be disclosed by the receiving party to its individual agents or third parties who require knowledge hereof in order to perform their normal duties or services, such as legal counsel, certified public accountants, and the like, provided that such agents and third parties are advised of and acknowledge the confidential nature of such disclosure, or

(i)    which is required to be disclosed by order or other requirement of a court, administrative agency, or other governmental body provided that the receiving party has provided reasonable advance notice to allow the disclosing party the opportunity to seek a protective order or otherwise contest, prevent or limit such disclosure, or

(j)    which is reasonably necessary to be disclosed by the receiving party in order to permit a bona fide third party to evaluate the advisability of an investment in the receiving party and/or a transaction with the receiving party including but not limited to a sublicense of the rights licensed hereunder, provided that the party to which the information will be disclosed has signed a confidentiality agreement with substantially similar terms to those included herein.

6.5    Press Releases and Regulatory Filings—The parties may issue a joint press release announcing the execution of this Agreement, such press release to be in a form mutually agreeable to the parties. Notwithstanding any other provisions of this Agreement, LICENSOR may describe the terms of this Agreement in documents to be provided to investors and potential investors, provided that such parties agree to maintain the confidentiality of such documents. In addition LICENSOR may file this Agreement with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. and/or the Nasdaq Small Cap Market.

6.6    Standard of Care—Each party shall use the same level of care in complying with its obligations hereof respecting Confidential Matter as it does with respect to its own information of similar nature, but in any event not less than reasonable care.

6.7    Previous Agreements Superseded—All obligations of confidentiality and nonuse created under the Confidentiality Agreement between the parties dated October 8, 2001 shall be superseded by replaced by the obligations defined in this Article 6.

6.8    Survival—All obligations of confidentiality and nonuse created under the provisions of this Article 6 shall be and remain in effect during the term of this Agreement and for five (5) years thereafter.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1    Ownership—LICENSOR shall own the entire right, title, and interest in and to all Patent Rights and Know-How.

7.2    Infringement

(a)    Each party hereto and any non-LICENSOR co-exclusive licensee shall promptly report in writing to LICENSOR or BAYER or LICENSOR and BAYER as the case may be during the term of this Agreement any: (i) known infringement or suspected infringement of any of the Patent Rights; or (ii) unauthorized use or misappropriation of the Know-How by a third party of which it becomes aware, and shall provide each other entity with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

(b)    In the event that BAYER does not have the right to enforce the Patent Rights and Know-How as determined by Article 3.5 herein, within thirty (30) days after LICENSOR becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise BAYER of its decision in writing. The inability of LICENSOR to decide on a course of action within such thirty (30) day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit. LICENSOR shall include a provision to this effect in any co-exclusive license it grants to a third party. Within sixty (60) days after LICENSOR becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party, as provided in Paragraph (a) above, and provided that LICENSOR shall have advised BAYER of its decision to file suit within the thirty (30) day period provided in Paragraph (a) above, LICENSOR shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. LICENSOR shall provide BAYER with an opportunity to make suggestions and comments regarding such suit and shall promptly notify BAYER of the commencement of such suit. LICENSOR shall keep BAYER promptly informed of, and shall from time to time consult with BAYER regarding the status of any such suit and shall provide BAYER with copies of all documents filed in, and all written communications relating to, such suit.

(c)    Provided that the terms of paragraph (b) above apply, LICENSOR shall select counsel for any suit referred to in Paragraph (b) above who shall be reasonably acceptable to BAYER. LICENSOR shall, except as provided below, pay all expense of the suit, including, without limitation, attorney’s fees and court costs. BAYER, in its sole discretion, may elect within sixty (60) days after the receipt by BAYER from LICENSOR of notice of the commencement of such litigation, to contribute to the costs incurred by LICENSOR in connection with such litigation in an amount not to exceed 50 percent (50%) of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by LICENSOR and BAYER pro rata based on their respective sharing of the costs of such litigation. If necessary BAYER shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. BAYER shall have the right to participate and be represented in any suit by its own counsel at its own expense. LICENSOR shall not settle any suit involving Patent Rights or Know-How license to BAYER without obtaining the prior written consent of BAYER, which consent shall not be unreasonably withheld.

(d)    In the event that LICENSOR does not inform BAYER of its intent to initiate an infringement or other appropriate suit within the thirty (30) day period, or does not initiate such an infringement or other appropriate action within the sixty (60) day period provided in Paragraph (b) above, or in the event that BAYER has the right to enforce the Patent Rights and Know-How as determined by Article 3.5 herein, BAYER shall have the right, at its expense, to initiate an infringement or other appropriate suit. In exercising its right pursuant to this Paragraph (d), BAYER shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation attorneys’ fees and court costs. If necessary, LICENSOR shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner of any Know-How at issue. At BAYER’S request, LICENSOR shall offer reasonable assistance to BAYER in connection therewith at no charge to BAYER except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limitation the generality of the preceding sentence, LICENSOR shall cooperate fully in order to enable BAYER to institute any action hereunder. LICENSOR shall have the right to be represented in any such suit by its own counsel at its own expense.

(e)    In the event of any incongruity between this Article 7 and Article 3.5 hereof, Article 3.5 will have precedence.

ARTICLE 8

TERM AND TERMINATION

8.1    Term—This Agreement shall be in effect until such time as BAYER is no longer obligated to make any further royalty payment to LICENSOR pursuant to Article 3 hereof, or until the expiration of the last to expire patent within the Patent Rights, whichever occurs first.

8.2    Material Breach—Either party may terminate this Agreement at anytime if the other party fails to perform any material covenant, condition, or limitation herein, provided such other party shall not have remedied its failure within sixty (60) days after receipt of written notice of such failure.

8.3    Unilateral Termination by Bayer—BAYER shall have the right to terminate this Agreement in its entirety, or to remove patents and patent applications from Patent Rights on a country-by-country basis, at any time(s) for any reason upon ninety (90) days written notice to LICENSOR, provided that any such termination shall not relieve BAYER or its sublicensees of the obligation to pay royalties or make any other payments accruing to LICENSOR prior to the effective termination date, and further that the provisions of Article 6 concerning confidentiality shall not be affected and shall continue in full force and effect as provided therein. Further, BAYER and its sublicensees shall have the right, after a termination under this Paragraph 8.3 to sell any inventories of Licensed Product or materials in process existing on the effective date of termination and shall pay royalty thereon in accordance with the provisions of Paragraph 3.2.

8.4    Unforeseen Circumstances: Neither party shall be liable for damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party agrees to endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.

8.5    Bankruptcy—Each party may terminate this Agreement if the other Party (i) makes an assignment for the benefit of creditors; (ii) applies for, seeks, consents to, acquiesces in, or have appointed for it a receiver, custodian, trustee, examiner, liquidator or similar official for it or substantially all of its property; (iii) files a petition or otherwise seeks relief in any proceeding seeking an order for relief under the Bankruptcy Code or any other proceeding seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization of all or substantially all of its assets; or (iv) has instituted against it an insolvency proceeding under the Bankruptcy Code or any bankruptcy, reorganization of all or substantially all of its assets, arrangement, insolvency or similar proceeding under the laws of any jurisdiction, if not dismissed or stayed within ninety (90) days after such commencement.

8.6    Rights upon Rejection—The rights and license granted to BAYER under this Agreement are intended to and shall be licenses of rights to “intellectual property” within the meaning of Section 365(n) of the United States Bankruptcy Code 11 USC §101 et. seq as amended (the “Bankruptcy Code”). As a licensee of intellectual property rights, BAYER shall retain and shall fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, if LICENSOR has not delivered and turned over to BAYER all of the Patent Rights and Know-How, it shall do so immediately after commencement of any case under the Bankruptcy Code and written request by BAYER, unless LICENSOR elects to assume and continue its obligations under this Agreement. In the event LICENSOR rejects this Agreement, BAYER shall be entitled to make the election set forth in Section 365(n)(1)(A) or (B) of the Bankruptcy Code in accordance therewith. In the event BAYER elects to retain its rights, as described in Section 365(n)(1)(B), BAYER shall continue to make all royalty payments, if any, due under this Agreement for the duration of its term and any extension thereof, but all such royalty payments shall remain subject to BAYER’s right to recoup any damages arising from or relating to LICENSOR’s failure to perform its obligations under this Agreement (but excluding any right to offset damages arising solely from the rejection of this Agreement) without prejudice to any and all other rights or remedies that may be available to BAYER, whether arising under Section 365(n) of the Bankruptcy Code, this Agreement, at equity or in law.

8.7    Survival of Obligations—Notwithstanding any termination or rejection of this Agreement, the rights and obligations of the parties with respect to the protection and nondisclosure of Confidential Information (Article 6), as well as any other provisions which by their nature are intended to survive any such termination or rejection, shall survive and continue to be enforceable. Upon any termination by BAYER pursuant to Paragraph 8.2, the licenses granted pursuant to Articles 2 and 3 shall survive and shall be deemed to be fully paid. Upon any termination of this Agreement pursuant to Paragraph 8.2, each party shall promptly return to each other party all Confidential Information, and all copies thereof, of such other party.

ARTICLE 9

NOTICES

9.1    Any notice required or permitted by this Agreement shall be in writing. A notice shall be considered served when deposited in the national postal system in a sealed envelope with sufficient postage affixed and addressed to the party to whom such notice is directed at its post office address given below:

If to LICENSOR:	Sontra Medical Corporation 10 Forge Parkway Franklin, MA 02038 Attention: Chief Executive or Chief Financial Officer

If to BAYER:	Bayer Healthcare LLC Business Group Diagnostics 511 Benedict Avenue Tarrytown, New York 10591 USA Attention: Law & Patents

ARTICLE 10

OTHER PROVISIONS

10.1    Governing Law—This Agreement shall be construed and the rights of the parties hereunder shall be determined in the State of New York, USA in accordance with the laws thereof, without reference to New York choice of law principles.

10.2    Effect of Headings—All article and paragraph captions or titles are inserted herein for ready reference only and are without contractual significance or effect.

10.3    Assignment—Except where the assignee is an Affiliate, a successor in business, or a purchaser of substantially all of the assets of a party relating to the subject matter of this Agreement, a party hereto shall have no right or power to assign any right or delegate any duty under this Agreement or any portion or term hereof without the express written consent of the other party. Notwithstanding the foregoing, LICENSOR shall have no right to assign this Agreement, whether directly, by operation of law, or in connection with a merger or sale of assets or business to either Johnson and Johnson, Roche Holdings AG, Abbott Laboratories or to any other entity in the in vitro diagnostic business or if such assignment would materially compromise or interfere with rights granted to BAYER under this Agreement, without the prior written consent of BAYER.

10.4    Unitary Contract – This agreement and the options, licenses and other rights granted hereunder together with the agreements contemplated by Articles 3.1 (i) through (iv) hereof are an integrated unitary contract and are part of a single transaction among the parties. The parties further acknowledge and stipulate that in the event a party becomes a debtor in a proceeding under any chapter of the Bankruptcy Code, such party (or any successor in interest, including any trustee as such term is used within Section 365 of the Bankruptcy Code) may only assume or reject this Agreement in it’s entirety, and may not assume or reject less than all of the options, licenses or other rights and agreements granted hereunder or intended to be a part of this transaction.

10.5    Integration—This writing together with the agreements contemplated by Section 3.1 (i) through (iv) constitutes the entire agreement between the parties relating to the subject matter hereof. There are no understandings, representations, or warranties of any kind except as expressly set forth herein or therein.

10.6    Waiver—This Agreement may not be waived, altered, extended, or modified except by written agreement of the parties.

10.7    Independent Contractors—The performance of each party hereunder is undertaken as an independent contractor and not as an agent or partner of the other party. Neither party shall enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party, any contractual obligation, expense, or liability whatsoever.

10.8    Severability—If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, it is the intention of the parties that the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

10.9    Multiple Executions—This Agreement may be executed in one or more copies, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, however, this Agreement shall have no force or effect until executed by both parties.

IN WITNESS WHEREOF, the parties have duly signed and have made delivery to the other.

BAYER HEALTHCARE LLC		SONTRA MEDICAL CORPORATION.

By:	/s/ Joe Martin	By:	/s/ Thomas Davison

Name:	Joe Martin	Name:	Thomas Davison

Title:	SVP, General Manager	Title:	Chief Executive Officer

Date:	July 28, 2003	Date:	July 28, 2003

EXHIBIT A

LICENSOR PATENT RIGHTS

1.	US 6,234,990 B2 US 6,234,990 B1 WO 9800194 A2 EP 0925088 A2

2.	WO 0170330 A2 EP 1225831 A2

3.	U.S. 6,190,315 B1 WO 99348578 A1 EP 1045714 A1

4.	WO 0035357 A1 EP 1139886 A1

5.	WO 0035351 A

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